SERVICE AGREEMENT


THIS AGREEMENT is made as of the 2nd day of April, 2002

BETWEEN:

     DALIAN BEIGANG INFORMATION INDUSTRY DEVELOPMENT CO. LTD.
     a company duly incorporated under the laws of China

     ("Beigang")

     AND:

     DALIAN NORTHPORT INFORMATION DEVELOPMENT CO. LTD., a company duly incorporated under the foreign joint venture laws of China

     ("Nopo")

AND:

     ZHAO YAN and JIA ZHANG BO of Dalian, Liaoning, China,
     ("Founders")

Whereas:

     A. Beigang has sold the assets pertaining to an online tax payment/reporting system it developed called "Tenet" to Nopo;
     B. The Founders are the principal persons involved in the development of the Tenet System for Beigang; and
     C. Beigang and the Founders have agreed to assist Nopo in order to expand the use of Tenet in accordance with the terms and condition hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the representations, covenants and agreements set forth the parties agree as follows:

INTERPRETATION

1.   The following words have the following meaning.

"Co Op Agreement" means an agreement with a LTB Office which authorizes the use of Tenet by the Taxpayers in a LTB area;

"Confidential Information" means information or knowledge of Nopo which:

     (i)  is, or may be, used in all or some of the businesses of Nopo;

     (ii) is not generally known in businesses and is the subject of efforts to maintain its secrecy; and (iii) becomes known or is disclosed in the course of this agreement.

and includes information or knowledge contained in, or related to, the products, processes, methods, trade secrets, designs, programs, innovations, techniques, business

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or marketing plans or strategies, financial information, or plans or strategies or lists, data, customers or clients, or contracts with customers or clients, salaries of personnel, support services or practices, of, or used in, the businesses of Nopo but excludes information or knowledge which is in the public domain at the date on which it becomes known or which thereafter enters the public domain.

"Innovations" means any and all industrial designs, processes, formulae, data, specialized know-how, inventions (whether patented or not), improvements, trade secrets and specialized techniques;

"Cost" means the annual costs incurred by Beigang to undertake the Services;

"LTB" means a Local Tax Bureau;

"Fee" means 10% of Nopo's Pre Tax Profit in each year during the term of this agreement;

"Platform" means the computer system that links Subscribers to the Tax Bureau and a Bank and stores the relevant data being filed by the Subscribers;

"Pre Tax Profit" means the difference between all revenues generated by Nopo related to the Tenet System and Nopo's costs including costs paid to Beigang but before all applicable taxes including income, business, value-added and other corporate taxation and regulatory deduction costs;

"Services" means those obligations set forth in Clause 2(i) through (iv);

"Subscribers" mean commercial tax payers in Dalian that have agreed to use the Tenet System;

"Subscription Agreements" mean Nopo approved agreements that Subscribers sign in order to use Tenet.

"Taxpayers" mean commercial taxpayers within a LTB area;

SERVICES

2. Beigang and the Founders hereby agree to provide and or deliver to Nopo the following services:

     (i) To be responsible for the daily operation of the Dalian based Tenet business which includes: servicing the Subscribers in accordance with the Dalian Subscription Agreements; expanding the Dalian based Subscribers; offering training and technical support to all Dalian Subscribers;
     (ii)  To maintain and operate the Dalian Platform;
     (iii) To market the Tenet System to LTB offices where and when asked by Nopo and where possible secure Co-op Agreements from them; and
     (iv)  To do such other tasks that may reasonably be asked of it by Nopo.

2.1 Beigang will do its best to perform the Services to the best of its ability however if in Nopo's sole discretion it is not performing the Services to a standard required by Nopo, Nopo


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

     may assume control of that aspect of the Services it wishes control over and thereafter Beigang shall not be responsible for such aspect of the Services, Provided however that nothing hereunder shall affect the amount of the Fee without the specific agreement of Beigang.

COMPENSATION

3.1  Nopo agrees to pay Beigang its Cost to deliver the Services plus the Fee;

3.2 Beigang will present an annual budget being an estimate of the costs it will incur over the next year to deliver the Services which both parties will review and settle the terms of before Beigang begins to deliver the Services;

3.3 Nopo will ensure that Beigang has at the beginning of each Fical Year a sum equivalent to 1/6th of the Cost in order to ensure that it has adequate cash flow to deliver the Services;

3.4 Beigang will provide Nopo a detailed monthly report of each month's activity together with a financial report over the preceding month in a format acceptable to Nopo;

3.5 Nopo will provide Beigang a detailed annual budget no later than 30 days before the beginning of Nopo's fiscal year which shall, inter alia, estimate the Fee.

3.6 Nopo will pay Beigang 1/4 of the estimate of the Fee within 15 days of the end of each quarter period of the Fiscal Year and within 3 months following the end of the Fiscal year Nopo will deliver to Beigang its annual financial statements together with a calculation of the Fee and payment of that portion of the Fee that remains outstanding, if any, for the Fiscal Year.

SUBCRIPTION AGREEMENTS

4. Beigang will ensure that all Subscriber fees will be paid to Nopo's bank account as directed by Nopo from time to time.

INTELLECTUAL PROPERTY RIGHTS

5. Beigang and the Founders agree that the intellectual property that is associated with Tenet; including source code, ideas, system processes, the name "Tenet", and any copyright etc are the property of Nopo (collectively called IP) and that Beigang has no rights to such IP without the express written permission of Nopo

5.1 Beigang and the Founders agree that if during the currency of this agreement they are made aware of any Innovation that they will immediately pass it to Nopo who shall have the sole discretion as to whether they will adopt or use the Innovation and should Nopo chose not to deal with it or any part thereof, neither Beigang nor the Founders have the right to purse the Idea, nor advise others of the Innovation

NON COMPETITION

6.1 During the period of this agreement and for a period of three years after its termination (except where expressly permitted by Nopo) neither Beigang nor the Founders shall be engaged in any business that might be considered competitive to Nopo which includes working or consulting for any such party, investing in or in any way supporting such party.

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

6.2 During the currency of this agreement and for a term of three years after its termination Beigang and the Founder shall keep secret any Confidential Information


General

7.1  Notices

All notices and other communications between the Parties with respect to this Agreement shall be personally delivered, or sent by facsimile or post to the address or facsimile number of the relevant Party at the address first above written or as otherwise advised.

7.2  Whole Agreement

This Agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the parties relating to this transaction.

7.3  Governing Law, Governing Language and Dispute Resolution

This Agreement is governed by and shall be construed in accordance with the laws and regulations of the PRC.

This Agreement is written in both English and Chinese languages. In the event of any discrepancy between the two languages, the English version shall prevail.

7.5  DISPUTE RESOLUTION

Any dispute, controversy or claim between the Parties that arises from this Agreement or is related to this Agreement (including, without limitation, disputes or claims with respect to the effectiveness, interpretation, performance, amendment and termination of this Agreement) (collectively, "the Dispute") shall be resolved through friendly consultations. If within fourteen
(14) days after a Party has notified the other Party in writing of the existence of such Dispute, the Parties are still unable to resolve the matter through friendly consultations, any Party may at any time submit the Dispute to the China International Economic and Trade Arbitration Commission ("Arbitration Institution") for arbitration in accordance with its arbitration rules in force on the date hereof. Arbitration proceedings shall be held in Beijing. Any award made by the Arbitration Institution shall be final and binding on the Parties. Except where the Arbitration Institution stipulates otherwise, the arbitration costs shall be borne by the losing Party.

7.6      ENUREMENT
This agreement shall enure to the benefit of and be binding upon the parties hereto and, except as otherwise provided herein or as would be inconsistent with the provisions hereof, their respective heirs, executors, administrators, successors and assigns.

7.7      FURTHER ASSURANCES

The parties shall execute all other documents and instruments and do all other things necessary to implement and carry out the terms of this agreement.

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


AS WITNESS the hands of the duly authorized representatives of the parties on the date hereinbefore mentioned.


/s/ Jia Zhang Bo
--------------------------------------------------------
DALIAN BEIGANG INFORMATION INDUSTRY DEVELOPMENT CO. LTD.

/s/ Zhao Yan
--------------------------------------------------------
DALIAN NORTHPORT INFORMATION DEVELOPMENT CO.  LTD.


/s/ Zhao Yan
--------------------------------------------------------
ZHAO YAN

/s/ Jia Zhang Bo
--------------------------------------------------------
JIA ZHANG BO




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